SCHEDULE A

LEGG MASON ETF INVESTMENT TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests

in the Trust

(Effective as of October 29, 2018)

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, have divided the Shares of the Trust into several Series of Shares of beneficial interests in the Trust (each, a “Series”);

NOW THEREFORE, the following are the Series of the Trust as of October 29, 2018, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Legg Mason US Diversified Core ETF
2.	Legg Mason Emerging Markets Diversified Core ETF
3.	Legg Mason Developed ex-US Diversified Core ETF
4.	Legg Mason Low Volatility High Dividend ETF
5.	Legg Mason International Low Volatility High Dividend ETF
6.	Legg Mason Emerging Markets Low Volatility High Dividend ETF
7.	Legg Mason Global Infrastructure ETF
8.	ClearBridge All Cap Growth ETF
9.	Western Asset Total Return ETF (f/k/a Western Asset Core Plus Opportunities ETF)
10.	ClearBridge Large Cap Growth ESG ETF
11.	ClearBridge Dividend Strategy ESG ETF
12.	Legg Mason Capital Preservation Solution ETF
13.	Legg Mason Income Solution ETF
14.	Legg Mason Conservative Growth Solution ETF
15.	Legg Mason Moderate Growth Solution ETF
16.	Legg Mason High Growth Solution ETF
17.	Legg Mason Small-Cap Quality Value ETF
18.	Legg Mason Small-Cap Deep Value ETF
19.	Legg Mason Small-Cap Dividend Value ETF
20.	BrandywineGLOBAL – Global Total Return ETF
21.	ClearBridge Dynamic Global Growth and Value ETF
22.	Western Asset Short Duration Income ETF

1.    Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2.    The number of authorized Shares of each Series is unlimited.

3.    Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.    With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.    The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.    The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7.    Capitalized terms not defined herein have the meanings given to such terms in the Declaration.